Exhibit 99.1

Hut 8 Reports Second Quarter 2024 Results

Revenue of $35.2 million and 9,102 self-mined Bitcoin on balance sheet as of quarter end

Closed $150 million strategic investment from Coatue to partner in building AI infrastructure

MIAMI, FL, August 13, 2024 – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), a leading, vertically integrated operator of large-scale energy infrastructure and one of North America’s largest Bitcoin miners, today announced its financial results for the three and six months ended June 30, 2024.

“Our results this quarter reflect the ambitious restructuring program we set in motion six months ago,” said Asher Genoot, CEO of Hut 8. “Despite the network halving, gross margins in our Digital Assets Mining segment rose to 46% for the three months ended June 30, 2024 from 34% in the prior year period. Restructuring and optimization initiatives, together with the energization of Salt Creek, enabled a 21% reduction in our energy cost per kilowatt-hour from $0.040 in Q1 2024 to $0.032 in Q2 2024. With our strengthened operating foundation and recent advancements in ASIC efficiencies, we believe that now is the right time to upgrade our fleet. We are also on track to commercialize our GPU-as-a-service vertical in the third quarter, further bolstering our compute-layer economics.”

“Scaling our power footprint remains central to our strategy. We believe high-quality power assets will become increasingly valuable as compute applications demand more energy. Our differentiated energy strategy continues to unlock access to expansion capacity at scale. Last month, we announced a new site in the Texas Panhandle with 205 megawatts of immediately available, low-cost, long-term power. We are in discussions for a large-scale commercial partnership for the site, which can power up to 205 megawatts of NVIDIA Blackwell GPUs or up to 16.5 exahash of next-generation ASICs.”

“To build a next-generation energy infrastructure platform spanning power infrastructure, data centers, and compute, we are doubling down on our strengths in energy sourcing and portfolio development. Our $150 million partnership with Coatue has enhanced our ability to commercialize these advantages, driving incremental deal flow and interest in our platform and capabilities. We are aggressively advancing our pipeline to enable us to address multi-hundred-megawatt infrastructure development opportunities and look forward to sharing updates on committed projects as they materialize.”

Second Quarter 2024 Financial and Operational Highlights

U.S. Data Mining Group, Inc. dba US Bitcoin Corp (“USBTC”) and Hut 8 Mining Corp. completed an all-stock merger of equals (the “Business Combination”) on November 30, 2023. USBTC was deemed the accounting acquirer in the transaction and, as a result, the historical figures in the Company’s income statement for the three and six months ended June 30, 2023 reflect USBTC’s standalone performance. Results for the three and six months ended June 30, 2024 reflect the performance of the combined company. With respect to the balance sheet, the ending balance for Q2 2024 is being compared to year-end 2023 balance, both of which reflect the combined company’s performance. All financial results are reported in US dollars.

●	As of June 30, 2024, Hut 8’s total energy capacity under management was 1,075 megawatts (“MW”) across eighteen sites: 762 MW across nine Bitcoin mining sites in North America, 310 MW across four natural gas power generation facilities in Canada, and 3 MW across five cloud and colocation data centers in Canada.
●	Owned approximately 49,400 miners totaling approximately 4.8 exahash per second (EH/s), including the Company’s net share of the King Mountain joint venture (“King Mountain JV”), as of June 30, 2024.
●	Revenue increased by $14.7 million to $35.2 million from $20.5 million for the three months ended June 30, 2023.
●	Net loss attributable to Hut 8 was $71.9 million, including losses on digital assets fair value adjustment of $71.8 million, compared to a loss of $1.7 million for the three months ended June 30, 2023.
●	Adjusted EBITDA was ($57.5) million compared to $14.8 million for the three months ended June 30, 2023.
●	During the three months ended June 30, 2024, 279 Bitcoin were mined, versus 740 Bitcoin mined in the three months ended June 30, 2023.
●	As of June 30, 2024, total self-mined Bitcoin balance was 9,102, which represented a market value of approximately $570.5 million.
●	Weighted average cost to mine a Bitcoin was $26,232 during the three months ended June 30, 2024, versus $14,907 for the three months ended June 30, 2023.
●	Energy cost per MWh of $31.71 during the three months ended June 30, 2024, versus $37.34 during the three months ended June 30, 2023.

Key Performance Indicators

	Three Months Ended June 30,
	2024	2023
Cost to mine a Bitcoin (excluding hosted facilities)(1)	$26,232	$11,321
Cost to mine a Bitcoin(2)	$26,232	$14,907
Weighted average revenue per Bitcoin mined(3)	$65,656	$27,927
Bitcoin mined(4)	279	740
Energy cost per MWh	$31.71	$37.34
Hosting cost per MWh	$—	$60.11
Energy capacity under management (mining)(5)	762 MW	730 MW
Total energy capacity under management(6)	1,075 MW	730 MW

(1)	Cost to mine a Bitcoin (excluding hosted facilities) is equivalent to the all-in electricity cost, net of credits from participation in ancillary demand response programs, to mine a Bitcoin at owned facilities and includes the Company’s net share of the King Mountain JV.
(2)	Cost to mine a Bitcoin (or weighted average cost to mine a Bitcoin) is calculated as the sum of total all-in electricity expense, net of credits from participation in ancillary demand response programs, and hosting expense divided by Bitcoin mined during the respective periods and includes the Company’s net share of the King Mountain JV.
(3)	Weighted average revenue per Bitcoin mined is calculated as the sum of total self-mining revenue divided by Bitcoin mined during the respective periods and includes the Company’s net share of the King Mountain JV; it excludes discontinued operations at Drumheller, Alberta.
(4)	Bitcoin mined includes the Company’s net share of the King Mountain JV and excludes discontinued operations at Drumheller, Alberta. Bitcoin mined excluding the Company’s net share of the King Mountain JV was 212 and 568 for the three months ended June 30, 2024 and 2023, respectively, and 803 and 894 for the six months ended June 30, 2024 and 2023, respectively.
(5)	Energy capacity under management (mining) includes 180 MW of self-mining site capacity comprising Alpha, Medicine Hat, and Salt Creek, as well as 280 MW of capacity under management at the King Mountain JV. The remaining 302 MW is from the Company’s Managed Services agreement with Ionic Digital Inc.
(6)	Total energy capacity under management includes 762 MW of energy capacity under management (mining), 310 MW of capacity from the Company’s four natural gas power generation facilities, and 3 MW of capacity from the Company’s five cloud and colocation data centers.

Select Second Quarter 2024 Financial Results

Revenue for the three months ended June 30, 2024 increased by 72% to $35.2 million from $20.5 million in the prior year period, and consisted of $13.9 million in Digital Assets Mining revenue, $9.0 million in Managed Services revenue, $3.4 million in High Performance Computing – Colocation and Cloud revenue, and $8.9 million in Other revenue. Other consists primarily of hosting services revenue and equipment sales, if any.

Cost of revenue exclusive of depreciation and amortization for the three months ended June 30, 2024 was $20.6 million versus $12.0 million in the prior year period, and consisted of $7.5 million in cost of revenue for Digital Assets Mining, $3.1 million in cost of revenue for Managed Services, $2.5 million in cost of revenue for High Performance Computing – Colocation and Cloud, and $7.5 million in cost of revenue for Other.

Depreciation and amortization expense for the three months ended June 30, 2024 was $11.5 million compared to $4.1 million for the prior year period. The increase was primarily driven by property and equipment acquired as part of the Business Combination and the Company’s Far North transaction. Additionally, during the quarter ended March 31, 2024, management performed an operational efficiency review of its mining fleet, which resulted in a change in the expected useful life of some of its mining equipment. The result was an increase in depreciation expense of $1.5 million for the three months ended June 30, 2024.

General and administration expenses for the three months ended June 30, 2024 were $17.9 million versus $5.2 million in the prior year period. This increase was driven by a $6.7 million increase in stock-based compensation, a $2.4 million increase in salary and benefit costs due to added headcount as part of the Business Combination and to support the Company’s growth, a $2.0 million increase related primarily to the relocation of miners to Alpha and Salt Creek, and $3.4 million in other expenses related to being a publicly listed entity, restructuring costs, and professional fees. The increase in expenses was partially offset by a $1.9 million decrease in sales tax expense driven by a $2.2 million refund of sales taxes in Canada for the years prior to the Business Combination.

Net loss attributable to Hut 8 for the three months ended June 30, 2024 was $71.9 million, compared to a loss of $1.7 million in the prior year period. Subsequent to June 30, 2023, the Company adopted ASU 2023-08, the new FASB fair value accounting rules for digital assets, which requires Hut 8 to recognize its digital assets at fair value with changes recognized in net income during the reporting period. The price of Bitcoin on March 31, 2024 was $71,289 compared to the price of Bitcoin on June 30, 2024 of $62,668, such that the decrease in Bitcoin price during the quarter resulted in losses on digital assets of $71.8 million.

Adjusted EBITDA for the three months ended June 30, 2024 was ($57.5) million, compared to $14.8 million in the prior year period. The decrease was primarily driven by the $71.8 million loss on digital assets.

As of June 30, 2024, the Company’s Bitcoin holdings were marked at fair value and totaled $570.5 million, based on 9,102 Bitcoin held in reserve.

A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss), and an explanation of this measure has been provided in the table included below in this press release.

CONFERENCE CALL

The Hut 8 Corp. Q2 2024 webcast will commence at 8:30 a.m. ET, today.

To join the live webcast, please visit this link.

Analyst Coverage of Hut 8:

A full list of Hut 8 Corp. analyst coverage can be found here: https://hut8.com/investors/.

About Hut 8

Hut 8 Corp. is an energy infrastructure operator and Bitcoin miner with self-mining, hosting, managed services, and traditional data center operations across North America. Headquartered in Miami, Florida, Hut 8 Corp.’s portfolio comprises twenty sites: ten Bitcoin mining, hosting, and Managed Services sites in Alberta, New York, Nebraska, and Texas, five high performance computing data centers in British Columbia and Ontario, and four power generation assets in Ontario, and one newly announced site in the Texas Panhandle. For more information, visit www.hut8.com and follow us on X (formerly known as Twitter) at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to the Company’s restructuring and optimization initiatives, fleet upgrade, commercialization of its GPU-as-a-service vertical, scaling of its power footprint, the value of high-quality power assets, access to energy capacity, commitment to disciplined capital allocation, execution of a commercial partnership for the Texas Panhandle site, building of a next-generation energy infrastructure platform, advancement of its development pipeline to address opportunities, and future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to, security and cybersecurity threats and hacks, malicious actors or botnet obtaining control of processing power on the Bitcoin network, further development and acceptance of the Bitcoin network, changes to Bitcoin mining difficulty, loss or destruction of private keys, increases in fees for recording transactions in the Blockchain, erroneous transactions, reliance on a limited number of key employees, reliance on third party mining pool service providers, regulatory changes, classification and tax changes, momentum pricing risk, fraud and failure related to digital asset exchanges, difficulty in obtaining banking services and financing, difficulty in obtaining insurance, permits and licenses, internet and power disruptions, geopolitical events, uncertainty in the development of cryptographic and algorithmic protocols, uncertainty about the acceptance or widespread use of digital assets, failure to anticipate technology innovations, climate change, currency risk, lending risk and recovery of potential losses, litigation risk, business integration risk, changes in market demand, changes in network and infrastructure, system interruption, changes in leasing arrangements, failure to achieve intended benefits of power purchase agreements, potential for interrupted delivery, or suspension of the delivery, of energy to the Company’s mining sites, and other risks related to the digital asset and data center business. For a complete list of the factors that could affect the Company, please see the “Risk Factors” section of the Company’s Transition Report on Form 10-K for the transition period from July 1, 2023 to December 31, 2023, available under the Company’s EDGAR profile at www.sec.gov, and Hut 8’s subsequent quarterly reports and other continuous disclosure documents which are available under the Company’s SEDAR+ profile at www.sedarplus.ca and under the Company’s EDGAR profile at www.sec.gov.

Adjusted EBITDA

In addition to results determined in accordance with GAAP, Hut 8 relies on Adjusted EBITDA to evaluate its business, measure its performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of unrealized gains from the Company’s digital asset derivative transactions, depreciation and amortization embedded in the equity in earnings (losses) from an unconsolidated joint venture, foreign exchange gains or losses, non-recurring transactions, losses from discontinued operations, net income (loss) attributable to noncontrolling interest, and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons the Company’s board of directors and management team consider them appropriate for supplemental analysis.

The Company’s board of directors and management team use Adjusted EBITDA to assess its financial performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above) that impact the comparability of financial results from period to period.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. There can be no assurance that the Company will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in the industry, the Company’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Hut 8 Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Revenue:
Digital Assets Mining	$13,912	$15,858	$44,269	$23,504
Managed Services	9,017	4,672	18,252	10,199
High Performance Computing – Colocation and Cloud	3,365	—	6,691	—
Other	8,921	—	17,744	2,474
Total revenue	35,215	20,530	86,956	36,177

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue - Digital Assets Mining	7,467	10,473	24,089	16,552
Cost of revenue - Managed Services	3,120	1,514	5,881	3,897
Cost of revenue - High Performance Computing – Colocation and Cloud	2,500	—	5,089	—
Cost of revenue - Other	7,549	—	13,724	45
Total cost of revenue	20,636	11,987	48,783	20,494

Operating expenses (income):
Depreciation and amortization	11,531	4,064	23,003	6,968
General and administrative expenses	17,899	5,211	37,898	11,586
Losses (gains) on digital assets	71,842	—	(202,732)	—
(Gain) loss on sale of property and equipment	—	—	(190)	445
Realized gain on sale of digital assets	—	(1,004)	—	(2,376)
Impairment of digital assets	—	868	—	1,431
Legal settlement	—	(1,531)	—	(1,531)
Total operating expenses (income)	101,272	7,608	(142,021)	16,523
Operating (loss) income	(86,693)	935	180,194	(840)

Other income (expense):
Foreign exchange gain (loss)	720	—	(1,679)	—
Interest expense	(6,012)	(5,657)	(12,293)	(13,232)
Gain on debt extinguishment	—	—	—	23,683
Unrealized gain on derivatives	17,219	—	17,219	—
Equity in earnings of unconsolidated joint venture	2,440	3,358	6,962	6,642
Total other income (expense)	14,367	(2,299)	10,209	17,093

(Loss) income from continuing operations before taxes	(72,326)	(1,364)	190,403	16,253

Income tax provision	1,874	(322)	(2,522)	(611)

Net (loss) income from continuing operations	$(70,452)	$(1,686)	$187,881	$15,642

Loss from discontinued operations (net of income taxes of $nil, $nil, $nil, $nil, respectively)	(1,738)	—	(9,364)	—

Net (loss) income	(72,190)	(1,686)	178,517	15,642

Less: Net loss attributable to non-controlling interests	324	—	493	—
Net (loss) income attributable to Hut 8 Corp.	$(71,866)	$(1,686)	$179,010	$15,642

Net income per share of common stock:
Basic from continuing operations attributable to Hut 8 Corp.	$(0.78)	$(0.04)	$2.10	$0.37
Diluted from continuing operations attributable to Hut 8 Corp.	$(0.78)	$(0.04)	$2.00	$0.36

Weighted average number of shares of common stock outstanding:
Basic from continuing operations attributable to Hut 8 Corp.	90,192,842	43,193,201	89,671,344	42,830,760
Diluted from continuing operations attributable to Hut 8 Corp.	90,192,842	43,193,201	94,152,139	42,868,871

Net (loss) income	$(72,190)	$(1,686)	$178,517	$15,642
Other comprehensive loss:
Foreign currency translation adjustments	(7,362)	—	(18,436)	—
Total comprehensive (loss) income	(79,552)	(1,686)	160,081	15,642
Less: Comprehensive loss attributable to non-controlling interest	423	—	557	—
Comprehensive (loss) income attributable to Hut 8 Corp.	$(79,129)	$(1,686)	$160,638	$15,642

Adjusted EBITDA reconciliation:

	Three Months Ended
	June 30,	June 30,	Increase
(in USD thousands)	2024	2023	(Decrease)
Net loss	$(72,190)	$(1,686)	$(70,504)
Interest expense	6,012	5,657	355
Income tax provision	(1,874)	322	(2,196)
Depreciation and amortization	11,531	4,064	7,467
Unrealized gain on derivatives	(17,219)	—	(17,219)
Share of unconsolidated joint venture depreciation and amortization (1)	7,837	7,627	210
Foreign exchange loss (gain)	(720)	—	(720)
Non-recurring transactions (2)	21	(1,531)	1,552
Loss from discontinued operations	1,738	—	1,738
Net loss attributable to non-controlling interests	324	—	324
Stock-based compensation expense	7,010	314	6,696
Adjusted EBITDA	$(57,530)	$14,767	$(72,297)

(1)

Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Consolidated Statements of Operations and Comprehensive Income (Loss) in accordance with ASC 323. See Note 8. Investments in unconsolidated joint venture of the Company’s Unaudited Condensed Consolidated Financial Statements for further detail.

(2)

Non-recurring transactions for the three months ended June 30, 2024 represent approximately $1.5 million of miner relocation costs, $0.7 million of restructuring costs, and a $2.2 million tax refund. Non-recurring transactions for the three months ended June 30, 2023 represent a gain from a legal settlement of $1.5 million.

Contacts

Hut 8 Investor Relations

Sue Ennis

ir@hut8.com

Hut 8 Media Relations

media@hut8.com